Exhibit 10.7(D)

ONCOMED LETTERHEAD

January 1, 2018

Paul J. Hastings

## ######## ##

### #########, ## #####

          Re:     Your Resignation of Employment and Board Positions

Dear Paul:

This letter agreement (this “Agreement”) confirms our recent discussions about your employment as Chairman, President and CEO of OncoMed Pharmaceuticals, Inc. (the “Company”).

As you know, you and the Company entered into an offer letter dated November 12, 2005, as amended July 2, 2013 (together, the “Employment Agreement”), a Change in Control and Severance Agreement dated October 12, 2015 (the “Severance Agreement”), and numerous stock option agreements and restricted stock unit agreements in conjunction with equity awards made to you (collectively, the “Equity Agreements”).  As stated in the Employment Agreement and Severance Agreement, either you or the Company may elect to end your employment relationship at any time and for any reason.  However, upon any Covered Termination (as defined in the Severance Agreement) outside the Change in Control (as defined in the Severance Agreement) context, you are entitled to compensation and benefits described in Section 3 of the Severance Agreement subject to you executing and not revoking this Agreement.

You have notified the Company’s Board of Directors that you wish to resign from your employment and related positions.  The Company accepts your resignation, to be effective January 1, 2018 (the “Separation Date”). This letter serves as the Notice of Termination pursuant to the Severance Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, you and the Company agree as follows:

1.

Effective Date of Agreement.  This Agreement is entered into by and between Paul J. Hastings (“you” or “Executive”), and the Company, effective as of the eighth (8th) day following the date Executive signs this Agreement without revocation in accordance with Section 7(c)(iii) (the “Effective Date”).

2.

Separation Date.  Executive acknowledges and agrees that his status as an officer and employee of the Company and of any affiliates of the Company shall end effective as of the Separation Date.  Executive further confirms his resignation as Chairman and a member of the Company’s Board and from all Board committees, effective as of the Separation Date.  Executive hereby agrees to execute such further document(s) as shall be determined by the Company are necessary or desirable to give effect to the termination of Executive’s status as an officer and Chairman and member of the Company’s Board as of the Separation Date; provided, that such documents shall not be inconsistent with any of the terms of this Agreement.

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3.	Final Paycheck; Payment of Accrued Wages, Expenses and 2017 Calendar Year Bonus.

(a)As soon as administratively practicable on or after the Separation Date, the Company will pay Executive all accrued but unpaid base salary and all accrued and unused vacation or paid time off earned through the Separation Date, subject to standard payroll deductions and tax withholdings.

(b)The Company will reimburse Executive for all outstanding expenses incurred by Executive prior to the Separation Date that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.

(c)Executive shall receive a 2017 calendar year bonus at 25% of corporate score, has been approved by the Board of Directors at 80%, or 20% of bonus target, reduced by tax withholdings.  The 2017 bonus will be paid to Executive at the same time that 2017 calendar year bonuses are paid to other Company employees, but in no event later than March 15, 2018.

Executive is entitled to the payments of this Section 3 regardless whether Executive executes this Agreement.

4.

Separation Payments and Benefits.  Without admission of any liability, fact or claim, the Company hereby agrees, subject to this Agreement becoming effective and irrevocable within fifty (50) days of the Separation Date, to provide Executive the severance benefits set forth below.  Specifically, the Company and Executive agree as follows:

(a)Severance.  The Company shall continue to pay to Executive his base salary as in effect as of the Separation Date for a period of twelve (12) months from the Separation Date (the “Salary Continuation Payments”).  All Salary Continuation Payments shall be made in accordance with the Company’s regular payroll practices, and reduced by tax withholdings, with the first such payment to be made on the first normal payroll date following the Effective Date and to include any installments that would have been made had this Agreement been effective as of the Separation Date.

(b)Healthcare Continuation Coverage.   If Executive timely elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay the COBRA premiums for Executive and Executive’s covered dependents through the earlier of (i) twelve (12) months, or (ii) the date on which Executive and/or Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, that after the Company ceases to directly pay premiums pursuant to this Section 4(b), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Notwithstanding the foregoing, if the Company is unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments.  Executive acknowledges that Executive shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage.

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(c)Payment of Target Bonus for 2018.  The Company shall pay to Executive an amount equal to Executive’s target annual bonus for 2018, reduced by tax withholdings, such payment to be made on the first normal payroll date after the Effective Date.

(d)Acceleration of Vesting and Extension of Exercise Period.  The vesting and, if applicable, exercisability of each outstanding stock option and restricted stock unit award held by Executive as of the Separation Date shall be accelerated in respect of that number of shares of Company common stock that would have vested had Executive’s employment with the Company continued through December 31, 2018.  In addition, each vested stock option held by Executive (after giving effect to such vesting acceleration) shall remain exercisable until the earlier of the original expiration date of such stock option or December 31, 2018.  Executive acknowledges that each incentive stock option, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), held by Executive that has an exercise price per share that is lower than the closing trading price of a share of Company common stock on the date Executive executes this Agreement shall thereupon automatically convert to a nonqualified stock option and each other incentive stock option held by Executive shall automatically convert to a nonqualified stock option on the three-month anniversary of the Separation Date.  Each Equity Agreement shall be deemed amended to the extent necessary to reflect the terms of this Section 4(d).

(e)Sole Separation Benefit.  Executive agrees that the payments and other benefits provided by this Section 4 exceed amounts to which Executive is entitled by contract, or under the Company’s normal policies and procedures.  Executive acknowledges and agrees that the payments referenced in this Section 4 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

5.

Full Payment.  Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof, under the Employment Agreement and Severance Agreement and as a matter of law.

6.

Confidential and Proprietary Information and Inventions.  In conjunction with Executive’s employment by the Company, Executive executed the Employee Proprietary Information and Inventions Agreement, dated as of _______, 2005 (the “Confidentiality Agreement”).  Executive acknowledges and agrees to comply with all continuing obligations under the Confidentiality Agreement, including but not limited to Executive’s obligations with respect to confidential or proprietary Information, Company Inventions, to return Company documents, and not to solicit or attempt to solicit any employee, consultant or independent contractor of the Company.  Notwithstanding the foregoing, or anything contained in the Confidentiality Agreement or this Agreement, Executive acknowledges that he will not be held criminally or civilly liable for (a) the disclosure of confidential or proprietary information or trade secrets that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) disclosure of confidential or proprietary information or trade secrets in a made in a complaint or other document filed in a lawsuit or other proceeding under seal or pursuant to court order.

7.

Executive’s Release of the Company.  Executive understands that by agreeing to the release provided by this Section 7, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its directors, officers, employees, investors or other agents

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for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a)Released Claims.  On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or termination by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §  2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq; California Labor Code §§ 1102.5(a),(b); Claims for wages under the California Labor Code and any other federal, state or local laws of similar effect; the employment and civil rights laws of California; Claims for breach of implied or express contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, slander, defamation, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)Unreleased Claims.  Notwithstanding the generality of the foregoing, Executive does not release (i) his rights under this Agreement; (ii) claims for unemployment compensation, insurer-paid disability, or any state disability insurance benefits pursuant to the terms of applicable state law; (iii) Claims for workers’ compensation benefits under the terms of any workers’ compensation policy; (iv) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA; (v) Claims for indemnification under any written indemnification agreement between Executive and the Company, the Company’s Bylaws, or applicable law; (vi) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or California Department of Fair Employment and Housing Claims of discrimination, harassment, retaliation or failure to accommodate; provided, however, that

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Executive does release Executive’s right to secure any damages for any such alleged Claims; and (vii) Executive’s right to communicate or cooperate with any government agency.

(c)Acknowledgement.  In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:

(i)Executive should consult with an attorney before signing this Release;

(ii)Executive has been given at least twenty-one (21) days to consider this Agreement;

(iii)Executive has seven (7) days after signing this Agreement to revoke it.  If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the 7th day following Executive’s execution of this Agreement to Alan Mendelson, email:  alan.mendelson@lw.com. Executive understands that if he revokes this Agreement, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in Section 4 of this Agreement.

8.

The Company’s Release of Executive. The Company (and its parents, subsidiaries, predecessors, successors, assigns, insurers and affiliates) (“Company Releasees”) hereby generally and completely release, acquit and forever discharges Executive and his heirs, successors, administrators, representatives and assigns from all Claims arising out of or in any way connected with Executive’s employment with the Company or the termination of that employment based upon facts that are known to, or that in the exercise of reasonable diligence should be known to, the Board. Notwithstanding the foregoing, nothing herein shall release or discharge any Claim by the Company against Executive, or the right of the Company to bring any action, legal or otherwise, as a result of any failure by Executive to perform his obligations under this Agreement, or as a result of any acts of intentional misconduct or recklessness (including but not limited to fraud, embezzlement, misappropriation or any other malfeasance by Executive).

9.

Waiver of Unknown Claims.  EXECUTIVE AND THE COMPANY EACH ACKNOWLEDGES THAT HE OR IT HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, TO THE EXTENT OF THEIR RESPECTIVE RELEASES, EXECUTIVE AND THE COMPANY HEREBY EXPRESSLY WAIVE ANY RIGHTS HE OR IT MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

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10.	Non-Disparagement, Transition and Transfer of Company Property.

(a)Non-Disparagement.  Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, products or businesses, either publicly or privately.  The Company agrees that it shall not, and shall instruct its directors and officers to not, disparage, criticize or defame the Executive.  Nothing in this Section 10(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

(b)Transition.  Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.  Without limiting the foregoing, Executive shall be available, on a non-exclusive basis, to respond to, and shall respond with reasonable promptness and completeness to, e-mail and telephone inquiries from the Company regarding transitional matters provided that such inquiries would not interfere in any significant manner with other business pursuits (including other employment) by Executive.  For the avoidance of doubt, nothing in this Section 10(b) shall entitle Executive to the additional vesting of any stock options or otherwise prevent Executive’s unvested and unaccelerated stock options from terminating effective as of the Separation Date.

(c)Transfer of Company Property.  On or promptly following the Separation Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company (including but not limited to office keys or key cards, Company-issued electronic equipment, and Company credit cards) and which he had in his possession, custody or control at the time he signed this Agreement.

11.

Executive Representations.  Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, and expiration of the OWBPA revocation period, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

12.

No Assignment by Executive.  Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise.  If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by

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Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.  In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.

13.

Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.

14.

Miscellaneous.  This Agreement, the Equity Award Agreements and the Confidentiality Agreement comprise the entire agreement between the parties with regard to the subject matter hereof and supersede, in their entirety, any other agreements between Executive and the Company with regard to the subject matters hereof.  The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations.  Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements.  This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.

Company Assignment and Successors.  The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise).  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

16.

Executive’s Cooperation.  After the Separation Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment and Executive shall be reimbursed for all reasonable out-of-pocket costs incurred and reasonably compensated for time spent at the Company’s request in compliance with this Section 16.

[Signature page follows]

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Thank you for your many years of service and contributions to OncoMed.  We wish you all the best in the future.

ONCOMED PHARMACEUTICALS, INC.

By:	/s/ Perry Karsen
Name:	Perry Karsen
Title:	Director

ACCEPTED AND AGREED

/s/ Paul J. Hastings
Paul J. Hastings

Date: 1/2/18

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